Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of InMed Pharmaceuticals Inc. on Forms S-1 [File Nos. 333-253925, 333-257858, 333-265731, 333-267831, 333-268700 and 333-275410], on Forms S-3 [File Nos. 333-262532, 333-262533 and 333-264187], and on Forms S-8 [File Nos. 333,253912, 333-260323, and 333-276212] of our report dated September 27, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of InMed Pharmaceuticals Inc. as of June 30, 2024 and 2023 and for the years ended June 30, 2024 and 2023, which report is included in this Annual Report on Form 10-K of InMed Pharmaceuticals Inc. for the year ended June 30, 2024.

/s/ Marcum llp

Marcum llp

New York, NY

September 27, 2024